                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          SUNQUEST INFORMATION SYSTEMS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

[LOGO of SUNQUEST INFORMATION SYSTEMS]

Dear Fellow Shareholder:

  I am pleased to invite you to attend the 1997 annual meeting of the shareholders of Sunquest Information Systems, Inc. which will be held at the Hilton East Hotel, 7600 East Broadway Blvd., Tucson, Arizona, on Wednesday, May 14, 1997, at 9:00 A.M., local time. The formal Notice of Annual Meeting, the Proxy Statement and a form of proxy accompany this letter. A copy of the Company's annual report for 1996 also accompanies this letter.

  This is the first annual meeting of the shareholders since the Company completed its initial public offering of Common Stock in June of 1996. The annual meeting is open to all shareholders or their authorized representatives. We hope that you will be present.

  At the meeting, we will report on the operations, progress and plans of the Company and give you an opportunity to ask questions. Your Board of Directors and the executive officers of the Company look forward to personally greeting those shareholders who are able to attend.

  It is important that your shares are represented at this meeting, whether or not you attend the meeting in person, and regardless of the number of shares you own. To be sure your shares are represented, we urge you to complete and mail the enclosed proxy card as soon as possible.

  I hope to see you on May 14th.

                                       /s/ Sidney A. Goldblatt
                                         Sidney A. Goldblatt
                                       Chairman, President and
                                       Chief Executive Officer

Tucson, Arizona
March 28, 1997

                       SUNQUEST INFORMATION SYSTEMS, INC.
                          4801 EAST BROADWAY BOULEVARD
                             TUCSON, ARIZONA 85711

                          NOTICE OF ANNUAL MEETING OF
                      SHAREHOLDERS TO BE HELD MAY 14, 1997

    To: The Shareholders of Sunquest

      Notice is hereby given that the annual meeting of the shareholders of Sunquest Information Systems, Inc. will be held at the Hilton East Hotel, 7600 East Broadway Blvd., Tucson,
    Arizona, on Wednesday, May 14, 1997, at 9:00 A.M., local time, for the purpose of:

      (a) Electing a board of five directors.

      (b) Approving the appointment of independent auditors for the year 1997.

      (c) Transacting such other business as may properly come before the meeting or any adjournment thereof.

      The Board of Directors has fixed the close of business on March 21, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting.

      The Company's annual report to shareholders for the fiscal year ended December 31, 1996, a form of proxy and a return envelope are enclosed.

      PLEASE SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES. YOUR PROMPT COMPLIANCE WITH THIS REQUEST WILL BE APPRECIATED AND WILL ASSIST IN OBTAINING A QUORUM. YOUR PROXY MAY BE WITHDRAWN AT ANY TIME PRIOR TO ITS EXERCISE BY GIVING NOTICE TO THE UNDERSIGNED.

                                                Nina M. Dmetruk
                                                   Secretary

March 28, 1997

                                PROXY STATEMENT

                      SUNQUEST INFORMATION SYSTEMS, INC.
                         4801 EAST BROADWAY BOULEVARD
                             TUCSON, ARIZONA 85711

                                March 28, 1997

  This statement is furnished in connection with the solicitation of proxies to be used at the annual meeting of shareholders of Sunquest Information Systems, Inc. (the "Company"), to be held May 14, 1997 at the place and time and for the purposes set forth in the foregoing Notice of Annual Meeting, and at any adjournment thereof. This Proxy Statement and the enclosed form of proxy and annual report for 1996 were mailed to shareholders on or about March 28, 1997.

  Proxies in the form enclosed are solicited on behalf of the Board of Directors of the Company. The cost of preparing, assembling and mailing the Notice of Annual Meeting, Proxy Statement and form of proxy is to be borne by the Company. In addition to the solicitation of proxies by use of the mails, directors, officers or other employees of the Company may solicit proxies personally or by telephone or telegraph, and the Company may request certain persons holding stock in their names or in the names of their nominees to obtain proxies from and send proxy material to the principals and will reimburse such persons for their expenses in so doing.

  The accompanying proxy may be revoked by the shareholder at any time prior to its use by giving notice of such revocation either personally or in writing to Nina M. Dmetruk, Secretary of the Company, c/o Sunquest Information Systems, Inc., 1407 Eisenhower Boulevard, Suite 200, Johnstown, Pennsylvania 15904. Unless the proxy shall have been properly revoked, the shares represented by proxies in the enclosed form will be voted. Each such proxy will be voted as directed, but if no direction is indicated, it will be voted FOR the election of the Board of Directors' nominees named herein and FOR approval of the appointment of independent auditors for the year 1997.

  Only holders of record of the Company's Common Stock at the close of business on March 21, 1997 (the "Record Date") will be entitled to vote at the meeting. Such holders will be entitled to one vote per share on all matters presented at the meeting. There is no cumulative voting in the election of directors. As of the Record Date there were 15,362,587 shares of Common Stock outstanding.

  A quorum for the transaction of business at the annual meeting will require the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the total number of votes entitled to be cast on a particular matter to be acted upon at the meeting. Directors will be elected at the meeting by a majority of the votes cast. Abstentions and broker non-votes are counted as shares present for determination of a quorum but are not counted as affirmative or negative votes and are not counted in determining the number of votes cast on any matter.

                             ELECTION OF DIRECTORS

  A purpose of the meeting is the election of a board of five directors to serve for a term of one year and until their respective successors are elected and qualified. Information concerning the persons nominated by the Board of Directors, each of whom is currently a director of the Company, is set forth below.

                            NOMINEES FOR DIRECTORS

                                                                      DIRECTOR
         NAME         AGE            PRINCIPAL OCCUPATION              SINCE
         ----         ---            --------------------             --------
 Sidney A. Goldblatt   62 President and Chief Executive Officer of      1979
                          the Company
 Nina M. Dmetruk       44 Executive Vice President-Chief Financial      1991
                          Officer and Secretary of the Company
 Bradley L. Goldblatt  33 Treasurer of the Company                      1992
 Stanley J. Lehman     43 Shareholder in the law firm of Klett          1989
                          Lieber Rooney & Schorling, a Professional
                          Corporation
 Richard W. Barker     48 Senior Vice President of Chiron               1996
                          Corporation and President and Chief
                          Executive of Chiron Diagnostics

  Sidney A. Goldblatt, M.D., a co-founder of the Company, has been President of the Company since 1986, Chief Executive Officer since December 1994 and a director of the Company since its formation in 1979. Dr. Goldblatt also served as Chief Operating Officer of the Company from December 1992 to August 1994. Dr. Goldblatt has served as President and sole shareholder of S. Goldblatt Pathology Associates, P.C. since 1971.

  Nina M. Dmetruk has been Executive Vice President-Chief Financial Officer of the Company since September 1991 and a director of the Company since December 1991. She has served as Secretary of the Company since August 1996. Effective May 26, 1996, Ms. Dmetruk entered into an employment agreement with the Company under which she agreed to serve as the Executive Vice President-Chief Financial Officer of the Company on a full-time basis. See "Compensation of Executive Officers -- Employment Agreements." During her earlier service as Executive Vice President-Chief Financial Officer, Ms. Dmetruk was not an employee of the Company and devoted approximately 60% to 80% of her time to the Company's business. Ms. Dmetruk is a CPA and a CFP and until May 1996 was the sole owner of a public accounting firm for more than five years.

  Bradley L. Goldblatt has been Treasurer and a director of the Company since December 1992. From June 1991 to February 1993, he was a Research Laboratory Technician at the Eye and Ear Institute of Pittsburgh. Bradley Goldblatt is the son of Dr. Goldblatt.

  Stanley J. Lehman has been a director of the Company since October 1989 and served as Secretary of the Company from October 1989 to August 1996. He has been a shareholder in the law firm of Klett Lieber Rooney & Schorling, a professional corporation that serves as general counsel to the Company, for more than five years.

  Richard W. Barker, Ph.D., was elected to the Board of Directors of the Company by the members of the board in August 1996. Dr. Barker has been Senior Vice President of Chiron Corporation, a biotechnology company, and President and Chief Executive of Chiron Diagnostics, the diagnostic products division of Chiron Corporation, since June 1996. He was employed by IBM Corporation as General Manager, Worldwide Healthcare Solutions from June 1995 to June 1996 and as General Manager, North American Healthcare Solutions from April 1994 to June 1995. Prior to that date, Dr. Barker was with McKinsey & Company as Partner and Leader, European Healthcare Practice.

REQUIRED VOTE

  The election of directors requires a majority of the votes cast.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED
ABOVE.

BOARD MEETINGS

  The Board of Directors held six meetings during the year 1996. Each meeting was attended by all of the directors then in office. The board also took action by unanimous written consent on a number of occasions during the year.

BOARD COMMITTEES

  The Board of Directors has a Compensation Committee and an Audit Committee. The Company has no nominating committee. The Compensation Committee, which was established in November 1996 and which currently comprises all members of the board, is responsible for determining the compensation of the executive officers of the Company and for administering the Company's Stock Incentive Plan of 1996 and Employee Stock Purchase Plan. The Compensation Committee is also responsible for such related matters as may be delegated to it by the board. The Compensation Committee held two meetings during the year 1996. Prior to November 1996, the Stock Incentive Plan of 1996 was administered by the Stock Option Committee composed of Dr. Sidney A. Goldblatt and Bradley L. Goldblatt. The Stock Option Committee held one meeting during the year 1996.

  Nina M. Dmetruk, Stanley J. Lehman and Dr. Richard W. Barker serve as the Audit Committee of the board. The Audit Committee discusses with the Company's independent auditors and approves in advance the scope of the annual audit, reviews with the independent auditors the annual financial statements and the audit report, consults with the Company's internal compliance staff, reviews management's administration of the internal accounting controls and reviews the Company's procedures relating to business ethics and compliance with the securities laws and Nasdaq requirements. The Audit Committee also recommends to the board the appointment of the independent auditors. During the year 1996, the Audit Committee held one meeting.

DIRECTOR COMPENSATION

  Non-employee directors of the Company are reimbursed, upon request, for expenses incurred in attending meetings of the Board of Directors, but there are no standard arrangements for compensating them for their service as directors. Dr. Barker has been granted an option for 15,000 shares of Common Stock under the Company's Stock Incentive Plan of 1996 and Mr. Lehman's law firm receives fees at his regular professional hourly rate for time devoted to board meetings. Dr. Barker is also to be granted an option for 3,000 shares of Common Stock on each occasion that he is reelected as a director. Until she became an employee of the Company in May 1996, Ms. Dmetruk was also compensated at her regular hourly professional rate for time devoted to board meetings. Directors who are employees of the Company are not paid any separate fees for serving as directors.

CERTAIN TRANSACTIONS

  Ms. Dmetruk, Bradley L. Goldblatt and Jodi Beth Gottlieb are directors and executive officers of Any Travel, Inc., a travel agency located in Tucson, Arizona ("Any Travel"), and LabFUSION, Inc., which was a provider of health care information systems to small hospitals, clinics and other facilities ("LabFUSION"). The outstanding shares of Any Travel and LabFUSION are held one-third by Bradley L. Goldblatt, Dr. Goldblatt and Ms. Dmetruk as trustees for the benefit of Bradley L. Goldblatt (the "BLG Trust"); one-third by Bradley L. Goldblatt, Dr. Goldblatt and Ms. Dmetruk as trustees for the benefit of Curtis S. Goldblatt (the "CSG Trust"); and one-third by Jodi Beth Gottlieb, Dr. Goldblatt and Ms. Dmetruk as trustees for the benefit of Jodi Beth Gottlieb (the "JBG Trust"). The BLG Trust, the CSG Trust and the JBG Trust are collectively referred to herein as the "Trusts." Dr. Goldblatt is the father of Bradley L. Goldblatt, Curtis S. Goldblatt and Jodi Beth Gottlieb. Dr. Goldblatt, Ms. Dmetruk and Bradley L. Goldblatt are directors of Sunquest Europa Limited ("Sunquest Europa"), a United Kingdom corporation through which the Company markets its products in the United Kingdom and Europe, and managing directors of Sunquest Germany GmbH ("Sunquest Germany"), a German corporation formed to market the Company's products in Germany. Mr. Lehman is a director of Sunquest Europa and served as the sole executive officer of Sunquest Europa and as a managing director of Sunquest Germany through July 1996.

  The Company's principal administrative, sales and marketing, customer services and product development facilities are located in two buildings in Tucson, Arizona which are owned by Any Travel (the "Broadway Property" and the "El Dorado Property"). The Company leases the Broadway Property from Any Travel under a lease which provides for a triple-net annual rent of $1,020,760, subject to adjustment based on the consumer price index. Such annual rental was determined in accordance with an independent appraisal of the fair rental value of the property. The lease expires in September 2001. During 1996 the Company paid Any Travel rent of $1,105,537. In June 1992, Any Travel issued to the Company a ten-year promissory note in a transaction related to the initial financing of the Broadway Property in 1991. The promissory note required monthly principal and interest payments of $18,743. The note was paid in full in July 1996. In connection with a refinancing of the Broadway Property in June 1992, Any Travel borrowed $3,450,000 from a bank, the repayment of which is secured by a mortgage on the property, a mortgage note in the principal amount of $3,450,000 and a guaranty by the Company of all payments required under the mortgage note. The mortgage note requires monthly principal payments of $11,500 with interest at an annual rate equal to 3.25% over the one-year Treasury rate and matures July 1, 1997. Any Travel may extend the maturity date to July 1, 2002 upon payment of a $34,500 fee. The unpaid principal balance of the mortgage note at December 31, 1996 was $3,241,000.

  Any Travel purchased the El Dorado Property in 1994 with funds borrowed from the Company. At the time of closing, Any Travel issued to the Company a seven-year promissory note in the principal amount of $3,116,813 and bearing interest at 8.5% per year, leased the El Dorado Property to the Company under a ten-year, triple net lease and assigned to the Company the existing tenant leases. Monthly rentals under the Company's lease are currently $70,940 and are subject to future adjustment in accordance with a formula based on the consumer price index. The monthly rentals were determined in accordance with an independent appraisal of the fair rental value of the property. The promissory note required monthly principal and interest payments of $49,012. The note was paid in full in July 1996.

  The Company uses Any Travel as its travel agent on an on-going basis. Any Travel has advised the Company that in 1996 it received gross commissions of $198,713 from hotels, airlines and car rental agencies with respect to its travel services for the Company.

  During 1996, the Company provided management services to LabFUSION for fees totalling $240,000 and also marketed and licensed LabFUSION's products. LabFUSION sold its assets and discontinued business in December 1996. As of May 29, 1996, Sunquest Europa owed the Company $874,712 in unpaid license fees, and the Company had loaned Sunquest Germany $110,041 to cover start-up costs. Sunquest Europa and Sunquest Germany were owned by the Trusts until May 30, 1996 when ownership of those companies was transferred to the Company as a capital contribution.

  In August 1995, Dr. Goldblatt loaned the Trusts $380,000 to purchase an office building. Subsequently, the Company purchased the building from the Trusts. As consideration for the purchase, the Company assumed the Trust's obligation to repay the loan by issuing to Dr. Goldblatt a promissory note for $380,000 bearing interest at the rate of 7.0% per year. The promissory note was paid in full in March 1996.

  In April 1996, Dr. Goldblatt and the Trusts entered into a Tax Indemnification Agreement with the Company whereby they agreed, among other things, to indemnify the Company for any federal or state income taxes (including interest) incurred by the Company if for any reason the Company is deemed to have been a C corporation during any period for which it reported its taxable income as an S corporation. The Tax Indemnification Agreement also provides for cross-indemnification for any losses or liabilities with respect to certain additional taxes (including interest and, in the case of Dr. Goldblatt and the Trusts, penalties) resulting from the Company's operations during the period in which it reported its taxable income as an S corporation. The Company changed from an S corporation to a C corporation in May 1996 in connection with its initial public offering of Common Stock (the "IPO").

                             APPROVAL OF AUDITORS

  Another purpose of the annual meeting is to approve the appointment of Ernst & Young LLP as the Company's independent auditors for the year 1997. Ernst & Young was first appointed as the Company's independent auditors in February 1996 and, on the recommendation of the Audit Committee, has been appointed by the Board of Directors as the Company's independent auditors for the year 1997. The board has also directed that such appointment be submitted for shareholder approval at the annual meeting, although shareholder approval is not legally required. If the appointment of auditors is not approved at the meeting, the board will review its future selection of auditors.

REQUIRED VOTE

  Approval of the appointment of independent auditors will require the affirmative vote of a majority of the votes cast.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG LLP.

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of the Record Date by (i) each director of the Company, (ii) the Chief Executive Officer of the Company and the Company's other four most highly compensated executive officers for 1996 who were serving as executive officers at the end of the year (the "Named Executive Officers"), (iii) each person or affiliated group of persons known by the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, and (iv) all of the Company's directors and executive officers as a group. Beneficial ownership for purposes of the table means sole or shared voting or investment power with respect to the shares.

                                                          PERCENT
                                            NUMBER       OF SHARES
                BENEFICIAL OWNER          OF SHARES     OUTSTANDING
                ----------------          ----------    -----------
       Sidney A. Goldblatt                11,904,000(1)    77.5%
       Nina M. Dmetruk                     4,909,140(2)    32.0
       Bradley L. Goldblatt                3,272,760(3)    21.3
       Stanley J. Lehman                       2,000        --
       Richard W. Barker                         --         --
       Richard A. Wesson                         169        --
       James F. Garliepp                         245        --
       T. Paul Thomas                            --         --
       Jodi Beth Gottlieb(4)               1,636,380(5)    10.7
       All directors and executive
        officers as a group (11 persons)  11,906,414(6)    77.5%

--------
(1) Includes 1,636,380 shares held by each of the BLG Trust, the CSG Trust and the JBG Trust. Dr. Goldblatt is a trustee of the Trusts with shared investment power but no voting power with respect to the shares held by the Trusts.

(2) These are the shares held by the BLG Trust, the CSG Trust and the JBG Trust. Ms. Dmetruk is a trustee of the Trusts with shared investment and voting power with respect to all of such shares.

(3) These are the shares held by the BLG Trust and the CSG Trust. Bradley L. Goldblatt is a trustee of the Trusts with shared investment and voting power with respect to all of such shares.

(4) Address is c/o Any Travel, 1181 North El Dorado Place, Tucson, Arizona
    85715.

(5) These are the shares held by the JBG Trust. Ms. Gottlieb is a trustee of the Trust with shared investment and voting power with respect to all of such shares.

(6) See Notes 1, 2 and 3 above.

                      COMPENSATION OF EXECUTIVE OFFICERS

  The following table shows all compensation paid to each of the Named Executive Officers for all services rendered to the Company and its subsidiaries for each of the last two completed fiscal years:

                          SUMMARY COMPENSATION TABLE

                                                        LONG-TERM
                                ANNUAL COMPENSATION    COMPENSATION
                             ------------------------- ------------
                                                         OPTIONS     ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR  SALARY      BONUS   GRANTED(SHS) COMPENSATION
---------------------------  ---- --------    -------- ------------ ------------
Sidney A. Goldblatt          1996 $208,000    $135,200       --       $    --
 President and Chief         1995  208,000         --        --            --
 Executive Officer
Richard A. Wesson            1996  195,000      84,094   108,718         7,954(1)
 Chief Operating Officer     1995  195,000      26,000       --          1,186(2)
Nina M. Dmetruk              1996  126,077(3)  126,500   126,050           --
 Executive Vice President-   1995      --          --        --            --
 Chief Financial Officer
 and Secretary
James F. Garliepp            1996  141,075      65,634    52,521         5,492(2)
 Executive Vice President-   1995  141,075      18,516       --          2,636(2)
 Chief Technology Officer
T. Paul Thomas               1996  101,539(4)   71,440    20,000        69,419(5)
 Senior Vice President-      1995      --          --        --            --
 Marketing

--------
(1) Includes Company contributions to the Profit Sharing Plan and also relocation expenses and tax reimbursements paid by the Company.

(2) Company contributions to the Profit Sharing Plan for the account of the Named Executive Officer.

(3) Ms. Dmetruk became a full-time employee of the Company in May 1996. See "--Employment Agreements."

(4) Mr. Thomas joined the Company as an executive officer in May 1996.

(5) Includes relocation expenses of $57,419 and tax reimbursements of $12,000 paid by the Company.

                       OPTION GRANTS IN LAST FISCAL YEAR

  The following table provides information on options granted to the Named Executive Officers in 1996 under the Company's Stock Incentive Plan of 1996:

                                  INDIVIDUAL GRANTS
                     -------------------------------------------
                                                                 POTENTIAL REALIZABLE VALUE
                               PERCENT OF                          AT ASSUMED ANNUAL RATES
                              TOTAL OPTIONS                      OF STOCK PRICE APPRECIATION
                     OPTIONS   GRANTED TO   EXERCISE                 FOR OPTION TERM(2)
                     GRANTED    EMPLOYEES     PRICE   EXPIRATION ----------------------------
       NAME          (SHS)(1)    IN 1996    PER SHARE    DATE             5%            10%
       ----          -------- ------------- --------- ---------- ------------- --------------
Sidney A. Goldblatt      --         -- %    $    --        --    $         --  $         --
Richard A. Wesson    108,718      13.48       16.00    5/31/06       1,093,703     2,772,309
Nina M. Dmetruk      126,050      15.63       16.00    5/31/06       1,268,063     3,214,275
James F. Garliepp     52,521       6.51       16.00    5/31/06         528,361     1,339,285
T. Paul Thomas         7,878        .98       16.00    5/31/06          79,253       200,889
                      12,122       1.50       14.875   11/8/06         113,341       287,413

--------
(1) Options granted under the Stock Incentive Plan of 1996 typically have a ten year term and vest over a three year period in increments of 33 1/3%, commencing two years after the date of grant. Dr. Wesson's option, however, begins vesting one year after the date of grant. Options under the plan may be granted as incentive stock options ("ISOs") or nonstatutory stock options ("NSOs"). Options are granted with an exercise price equal to at least the fair market value of the Company's Common Stock on the date of grant. All options heretofore granted are NSOs and have an exercise price equal to the fair market value of the Common Stock on the date of grant.

(2) Potential realizable value is based on the assumption that the market price of the Common Stock appreciates at the annual rates shown (compounded annually) from the date of grant until the end of the ten year option term. Potential realizable value is shown net of exercise price. These numbers are calculated based on the regulations promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.

PROFIT SHARING PLAN

  The Company maintains the Sunquest Information Systems, Inc. Profit Sharing Plan (the "Plan"), a tax-qualified plan under the Internal Revenue Code of 1986, as amended (the "Code"). The Plan covers all employees of the Company (and affiliates of the Company that have adopted the Plan) who have both attained the age of 21 and completed at least 1,000 hours of service (as defined), but excludes employees covered by a collective bargaining agreement unless that agreement provides for their participation. Participation in the Plan begins on the first day of the month following the employee's eligibility. Each participant may elect to contribute to the Plan, on a pre-tax basis, a percentage of his or her compensation (up to a statutorily prescribed limit). The Company, in its discretion, may elect to make qualified non-elective contributions, matching contributions or profit sharing contributions to the Plan. Qualified non-elective contributions for a Plan year are allocated among the participants in proportion to their compensation for the Plan year, matching contributions are allocated to participants in proportion to their contributions in a manner that does not discriminate against or favor highly compensated employees, and profit sharing contributions for a Plan year are allocated among the participants who are employed at the end of the Plan year and who have completed at least 1,000 hours of service in the Plan year in proportion to their compensation for the Plan year. Participants direct the investment of their contributions in various investment funds designated by the Company. The contributions made by a participant, the qualified non-elective contributions allocated to the participant and the earnings thereon are fully vested at all times. The matching and profit sharing contributions allocated to a participant are invested by the Company on the participant's behalf in a trust fund, and such contributions and the earnings thereon become fully vested after five years of service with the Company, or upon attainment of age 65, disability or death while employed by the Company. The vested contributions and the earnings thereon are generally distributed in a single sum to the participant upon the participant's retirement, disability or termination of employment with the Company, or to the participant's beneficiary upon the participant's death. Prior to age 59 1/2, a participant may withdraw his or her contributions in certain prescribed cases of financial hardship. Upon attaining age 59 1/2, a participant may withdraw his or her contributions and the earnings thereon at any time.

STOCK INCENTIVE PLAN

  The Company's Stock Incentive Plan of 1996 (the "Incentive Plan") authorizes the issuance of up to 2,500,000 shares of Common Stock pursuant to stock options or other awards granted to employees and independent contractors of the Company and its subsidiaries. The Incentive Plan is administered by the Compensation Committee of the board (the "Committee") which selects the optionees and other participants and determines the terms and provisions of each option grant or other award within the parameters set forth in the Incentive Plan. Each option granted under the Incentive Plan may qualify as an "incentive stock option" within the meaning of the Code or may not so qualify, as determined by the Committee. The exercise price of the options must be at least the fair market value of the Common Stock on the date the option is granted, and each option must expire no later than ten years from the date of grant. The Committee is authorized to grant stock appreciation rights ("SARs") separate from or in tandem with any stock option granted under the Incentive Plan. Upon exercise of a SAR, the holder will be entitled to receive an amount equal to the difference between the price per share assigned to the SAR, or the exercise price per share of any related stock option, and the fair market value of the Common Stock on the day preceding the date of exercise. Such amount may be paid in cash or Common Stock, or both. The exercise of a tandem SAR will result in a pro rata surrender of the related stock option, and the exercise of a related stock option will result in a pro rata surrender of the tandem SAR. The Committee is also authorized to grant shares of Common Stock under the Incentive Plan with such terms, conditions and restrictions, consistent with the purposes of the Incentive Plan, as it may determine.

  During 1996, stock options were granted to 517 of the Company's employees. No SARs or shares of Common Stock have been granted under the Incentive Plan.

EMPLOYEE STOCK PURCHASE PLAN

  The Company's Employee Stock Purchase Plan (the "Purchase Plan") authorizes the sale of up to 450,000 shares of Common Stock to participating employees of the Company and its subsidiaries. The Purchase Plan is open to all employees who are regularly scheduled to work more than 20 hours per week and have completed at least one year of service, except those who own shares possessing 5% or more of the total combined voting power or value of all outstanding shares of all classes of equity securities of the Company. Offerings commence on the first day of each calendar quarter and end on the last day of the same calendar quarter. The Purchase Plan will expire in March 2016 unless earlier terminated by the Board of Directors. Employees who wish to participate in an offering must elect to have deductions made from their pay for each pay period of between 1% to 10% of their base pay (but not less than $10). On the last day of the offering period, the participant is deemed to have purchased from the Company such number of shares of Common Stock as his or her accumulated payroll deductions would buy at a price equal to 90% of the fair market value of the Common Stock on the first business day of the offering period. No employee may participate in an offering if such participation would permit his or her rights to purchase Common Stock under the Purchase Plan and any similar employee stock purchase plans of the Company to accrue at a rate which exceeds $25,000 of fair market value of Common Stock for the calendar year in which the offering is made.

EMPLOYMENT AGREEMENTS

  The Company has an employment agreement with Dr. Richard A. Wesson under which he agreed to serve as Chief Operating Officer of the Company at a base annual salary of $195,000. The agreement is terminable by either party upon 30 days written notice and by the Company immediately for cause or for Dr. Wesson's breach of his agreement not to compete with the Company. Dr. Wesson is entitled to participate in any discretionary bonuses paid to officers in general and was also entitled to a long term incentive bonus if the sum of the net income and net loss of the Company and LabFUSION for 1995, 1996, 1997 or 1998 exceeded the Net Profit for 1993. Dr. Wesson was not entitled to a long-term incentive bonus for 1995. In May 1996 the Company and Dr. Wesson entered into an agreement under which Dr. Wesson relinquished his right to collect any long term incentive bonus under his employment agreement upon the grant to him of an option under the Stock Incentive Plan to purchase 108,718 shares of Common Stock at the IPO price. If the Company terminates Dr. Wesson's employment without cause, the agreement entitles Dr. Wesson to receive severance payments equal to four months of his salary and benefits.

  Effective May 26, 1996, the Company entered into an employment agreement with Nina M. Dmetruk under which she agreed to serve as the Company's Executive Vice President-Chief Financial Officer at a base annual salary of $220,000. The agreement is terminable by either party upon 90 days written notice and by the Company immediately for cause, including any breach by Ms. Dmetruk of her agreement not to compete with the Company. Ms. Dmetruk is entitled to participate in any discretionary bonuses paid to officers in general. Under the terms of the employment agreement, Ms. Dmetruk received on May 30, 1996 an option under the Stock Incentive Plan to purchase 126,050 shares of Common Stock at the IPO price.

Ms. Dmetruk will be entitled to $1.2 million in severance pay in the event that the employment agreement is terminated: (i) by the Company at any time for other than cause; (ii) by Ms. Dmetruk within 90 days of such time as Sidney A. Goldblatt, Bradley L. Goldblatt, Curtis S. Goldblatt and Jodi Beth Gottlieb, and trusts created for their benefit, cease to own, directly or indirectly, fifty percent or more of the outstanding stock of the Company; or
(iii) by Ms. Dmetruk because of a material breach of the agreement by the Company which has not been corrected by the Company within ten days written notice of such breach or because of certain gross negligence, willful misconduct or malfeasance by the Company which is determined to be detrimental to Ms. Dmetruk.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Except as contemplated by employment agreements, the compensation of the officers of the Company for the year ended December 31, 1996 was determined by the Board of Directors, composed of Dr. Sidney A. Goldblatt, Nina M. Dmetruk, Stanley J. Lehman and Bradley L. Goldblatt. Dr. Goldblatt, Ms. Dmetruk and Bradley L. Goldblatt are executive officers of the Company; none of these individuals, however, participated in deliberations concerning his or her own compensation. Certain interlocking relationships existed between the directors and executive officers of the Company and the directors and executive officers of four other corporations: Any Travel, LabFUSION, Sunquest Europa and Sunquest Germany. See "Election of Directors--Certain Transactions."

REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

 Compensation of Executive Officers

  The executive officer compensation programs utilized by the Company include cash compensation paid as salary and discretionary bonuses, stock options granted under the Company's Stock Incentive Plan and Company contributions to the Profit Sharing Plan for the accounts of executive officers. Executive officers, except those who own more than 5% of the outstanding Common Stock, are also eligible to participate in the Stock Purchase Plan. These programs are designed to attract, retain and reward highly qualified executive officers who are important to the Company's success and to provide incentives relating directly to the financial performance and long-term growth of the Company. Except as contemplated by employment agreements, salaries, as well as the number of shares covered by stock options, for the year 1996 were established primarily upon an evaluation of the executive officer's position with and contributions to the Company, including individual performance, level of responsibility, technical expertise and length of service; Company performance; and industry compensation levels. No particular weight was given to any single factor.

  Under the Company's discretionary bonus program, annual bonuses may be paid to the eligible officers of the Company only if the Company attains or exceeds a predetermined percentage of its budgeted pre-tax income for the year (after giving effect to the potential bonuses). Each officer's bonus for the year 1996 was based on a predetermined formula which took into account the officer's base salary, the officer's level within the Company and the Company's pre-tax income for the year. The payment of bonuses in any given year is within the discretion of the Compensation Committee, and bonuses determined under the formula are subject to adjustment in individual cases.

 Compensation of the Chief Executive Officer

  The Board of Directors concluded that there should be no increase in Dr. Sidney A. Goldblatt's salary for the year 1996, primarily because Dr. Goldblatt became eligible to participate in the discretionary bonus program for the first time in 1996. Dr. Goldblatt's bonus of $135,200 for the year 1996 was based on the predetermined formula for the computation of bonuses under that program.

  This report has been prepared by the Board of Directors of the Company. Dr. Barker, who became a member of the board in August 1996, did not participate in the preparation of this report.

                      The Board of Directors,

                      Sidney A. Goldblatt, Chairman    Nina M. Dmetruk
                      Stanley J. Lehman                Bradley L. Goldblatt

                         STOCK PRICE PERFORMANCE GRAPH

  The graph below provides an indicator of cumulative total shareholder returns ("Total Return") for the Company as compared with the Center for Research in Security Prices ("CRSP") Total Return Index for The Nasdaq Stock Market (U.S. Companies) ("Nasdaq U.S.") and the CRSP Total Return Index for the Nasdaq Computer and Data Processing Services Stocks ("Nasdaq Computer").

  This graph covers the period May 31, 1996, when Sunquest's Common Stock began trading on the Nasdaq National Market System, through December 31, 1996.

                        1996 MEASUREMENT PERIOD (1)(2)

                             [GRAPH APPEARS HERE]


Measurement period          SUNQUEST      NASDAQ U.S.     NASDAQ COMPUTER
                            --------      -----------     ---------------
Measurement PT -
       5/31/96              $100.00       $100.00         $100.00
       6/28/96              $ 83.92       $ 95.49         $ 96.34
       9/30/96              $103.50       $ 98.89         $ 98.26
      12/31/96              $ 79.72       $103.75         $102.24


(1) Assumes $100 invested on May 31, 1996 in Sunquest Common Stock, Nasdaq U.S. and Nasdaq Computer.
(2) Total Return assumes reinvestment of dividends. Except for S Corporation distributions, no dividends have been declared or paid on the Company's Common Stock.

                            DISCRETIONARY AUTHORITY

  At the time of mailing copies of this proxy statement to shareholders, the election of directors and approval of the appointment of independent auditors are the only matters known by management that will be presented for action at the annual meeting of shareholders. Should any other matters come before the meeting, action may be taken thereon pursuant to proxies in the form enclosed, which confer discretionary authority upon the persons named therein or their substitutes with respect to any such business which may properly come before the meeting.

                               OTHER INFORMATION

  Representatives of Ernst & Young LLP are expected to be in attendance at the annual meeting and will have the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.

  Shareholder proposals intended to be presented at the 1998 annual meeting must be received by the Company by December 5, 1997 to be considered for inclusion in the Company's proxy statement and form of proxy for that meeting.

                                                   Nina M. Dmetruk
                                                      Secretary

Please mark
your vote as
indicated in
this example


1. Election of Directors:

For
all nominees
listed to the
right (except
as marked to
the contrary


Withhold
authority
to vote for all
nominees listed
to the right

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)

Dr. Sidney A. Goldblatt
Nina M. Dmetruk
Bradley L. Goldblatt

Stanley J. Lehman
Dr. Richard W. Barker

2. Proposal to approve the appointment of Ernst & Young LLP as the independent auditors for the year 1997.

For
Against
Abstain

3. In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournments thereof.


THIS PROXY WILL BE VOTED AS SPECIFIED. HOWEVER, IN THE ABSENCE OF DIRECTION TO THE CONTRARY, THE ATTORNEYS NAMED HEREIN INTEND TO VOTE THIS PROXY "FOR" PROPOSALS 1 AND 2 HEREON, AND FOR MATTERS WHICH MAY BE PRESENTED AT THE MEETING IN ACCORDANCE WITH RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF NOTICE OF THE AFORESAID ANNUAL MEETING OF SHAREHOLDERS.

Signature(s)    Signature(s)     Date
NOTE: Please sign exactly as name appears hereon. Joint holders should each sign. When signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which you are signing. If a corporation or other entity, please sign in full corporate or entity name by authorized person.

FOLD AND DETACH HERE

PROXY
SUNQUEST INFORMATION SYSTEMS, INC.
4801 East Broadway Boulevard
Tucson, Arizona 85711
The undersigned hereby appoints Dr. Sidney A. Goldblatt and Nina M. Dmetruk, and each of them, as Proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Sunquest Information Systems, Inc. held of record by the undersigned on March 21, 1997, at the annual meeting of shareholders to be held on May 14, 1997, or any adjournment thereof.



(Please sign on reverse side and return immediately)
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOLD AND DETACH HERE